Exhibit (a)(1)(E)

U.S. AUTO PARTS NETWORK, INC.

NOTICE OF WITHDRAWAL

INSTRUCTIONS

If you previously elected to accept the offer by U.S. Auto Parts Network, Inc. (“U.S. Auto Parts”) to exchange some or all of your outstanding Eligible Options for New Options, subject to the terms and conditions set forth in the Offer, dated August 12, 2013, and you would like to change your election and withdraw the tender of any of your Eligible Options, you must complete and sign this Notice of Withdrawal and return it to U.S. Auto Parts so that we receive it before 9:00 p.m., U.S. Pacific Time, on Monday, September 9, 2013, unless the Offer is extended. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. In particular, after 5:00 p.m., U.S. Pacific Time on Friday, September 6, 2013, you may not deliver your Notice of Withdrawal via hand delivery or interoffice mail because Brian P. Stevenson may not be available to accept your Notice of Withdrawal. After 5:00 p.m. on Friday, September 6, 2013 and before 9:00 p.m. U.S. Pacific Time on Monday, September 9, 2013 you must submit your Notice of Withdrawal only by facsimile or by email (by PDF or similar imaged document file).

Once the Notice of Withdrawal is signed and complete, please return it to U.S. Auto Parts by one of the following means:

By Mail or Courier U.S. Auto Parts Network, Inc. 16941 Keegan Avenue Carson, CA 90746 Attention: Bryan P. Stevenson Phone: (310) 735-0092	By Facsimile U.S. Auto Parts Network, Inc. Attention: Bryan P. Stevenson Facsimile: (310) 735-0092

By Hand or Interoffice Mail (Before 5:00 p.m. U.S. Pacific Time on Friday, September 6, 2013) Attention: Bryan P. Stevenson	By Email (By PDF or similar imaged document file) optionexchange@usautoparts.com

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time. Your tendered Eligible Options will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline to submit the Notice of Withdrawal but remain an Eligible Employee, any previously tendered Eligible Options will be cancelled and exchanged pursuant to the Offer.

You must sign the Notice of Withdrawal exactly as your name appears on the Election Form you previously submitted. If your signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity for you, the signer’s full title and proper evidence of the authority of that person to act in that capacity must be identified on this Notice of Withdrawal.

If you do not receive a confirmation of receipt of your Notice of Withdrawal from us within five business days after the date your Notice of Withdrawal should have been received by us, or if you submit your Notice of Withdrawal less than five business days before Monday, September 9, 2013, please contact Bryan P. Stevenson at 16941 Keegan Avenue, Carson, CA 90746 or by telephone at (310) 735-0092 to confirm that we have received your Notice of Withdrawal.

YOU DO NOT NEED TO COMPLETE AND RETURN THIS NOTICE OF WITHDRAWAL UNLESS

YOU WISH TO WITHDRAW A PREVIOUS TENDER OF ELIGIBLE OPTIONS.

NOTICE OF WITHDRAWAL

To:	U.S. Auto Parts Network, Inc.

16941 Keegan Avenue

Carson, CA 90746

Attention: Bryan P. Stevenson

Facsimile: (310) 735-0092

Email: optionexchange@usautoparts.com

I previously received a copy of the Offer document, dated August 12, 2013, and the Election Form and Eligible Option Information Sheet. I signed and returned the Election Form and Eligible Option Information Sheet, in which I elected to tender some or all of my Eligible Options. I understand that U.S. Auto Parts will not accept any conditional or partial returns of individual Eligible Option grants and that, if I wish to withdraw my election, for each Eligible Option grant previously tendered, I must withdraw my election as to the entire Eligible Option grant. I wish to change that election and withdraw from the Offer with respect to the Eligible Option grants listed below:

Grant Date of Eligible Option	Exercise Price Per Share of Common Stock Subject to Option	Total Number of Outstanding Shares Subject to Option
1.
2.
3.
4.

I further understand that, by signing this Notice of Withdrawal and delivering it to U.S. Auto Parts, I withdraw my acceptance of the Offer with respect to the Eligible Option grants listed above and reject the Offer. By rejecting the Offer with respect to the Eligible Option grants listed above, I understand that I will not receive any New Options in exchange for those Eligible Options and I will retain those option grants with their existing term, exercise price, vesting schedule and other terms and conditions. I agree that U.S. Auto Parts has made no representations or warranties to me regarding my rejection of the Offer. The withdrawal of the Eligible Options listed above is at my own discretion. I agree that U.S. Auto Parts will not be liable for any costs, taxes, losses or damages I may incur as a result of my decision to withdraw the Eligible Options listed above.

I elect to withdraw the Eligible Option grants listed above that I previously chose to exchange pursuant to the Offer and, therefore, I have completed and signed this Notice of Withdrawal exactly as my name appears on the Election Form that I previously submitted.

Eligible Employee’s Signature	Date and Time

Eligible Employee’s Name (please print or type)